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                                                                   EXHIBIT 13(d)

                              PURCHASE AGREEMENT
                              ------------------

     Excelsior Funds, Inc. (the "Company"), a Maryland corporation, and Edgewood Services, Inc. ("Edgewood"), a New York corporation, hereby agree with each other as follows:

     1. The Company hereby offers Edgewood and Edgewood hereby purchases two Shares of each of the Real Estate and Large Cap Growth Funds of the Company at $10 per Share. The Company hereby acknowledges receipt from Edgewood of funds in the total amount of $40 in full payment for the Shares.

     2. Edgewood represents and warrants to the Company that the Shares are being acquired for investment purposes and not with a view to the distribution thereof.

     IN AGREEMENT WHEREOF, and intending to be legally bound hereby, the parties hereto have executed this Agreement as of the 25th day of July, 1997.

                         EXCELSIOR FUNDS, INC.


                         By:/s/ Frederick S. Wonham
                            --------------------------
                            its President


                         EDGEWOOD SERVICES, INC.


                         By:/s/ Kenneth W. Pegher, Jr.
                            ---------------------------
                            its Treasurer